Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-85834 of The Children’s Place Retail Stores, Inc. on Form S-8 of our report dated June 28, 2005, appearing in this Annual Report on Form 11-K of The Children’s Place 401(k) Savings Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
June 28, 2005